Free Writing Prospectus
Filed Pursuant to Rule 433
Registration No. 333-145845
September 26, 2007

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Barclays Capital develops customized structured products linked to multiple asset classes (equity, commodity, fx, rates and hybrids).

To download our deals in Microsoft Excel, click here: New Issues

New Issue - Reverse Convertibles

3 months

Tenor	Ticker	Protection Level **	Annualized Coupon	Actual Coupon	Maturity	Trade date	Cusip	Terms *
3mo	SPWR	70.00%	17.50%	4.375%	12/28/07	9/25/07	06738GSN1
3mo	AAPL	80.00%	19.50%	4.875%	12/28/07	9/25/07	06738GSP6

6 months

Tenor	Ticker	Protection Level **	Annualized Coupon	Actual Coupon	Maturity	Trade date	Cusip	Terms *
6mo	ACI	80.00%	15.50%	7.750%	3/28/08	9/25/07	06738GSQ4
6mo	AMD	70.00%	20.00%	10.000%	3/28/08	9/25/07	06738GSR2
6mo	ANN	80.00%	11.50%	5.750%	3/28/08	9/25/07	06738GSS0
6mo	BEBE	70.00%	12.25%	6.125%	3/28/08	9/25/07	06738GST8
6mo	BK	80.00%	9.50%	4.750%	3/28/08	9/25/07	06738GSU5
6mo	BSX	75.00%	14.50%	7.250%	3/28/08	9/25/07	06738GSV3
6mo	CBG	80.00%	20.00%	10.000%	3/28/08	9/25/07	06738GSW1
6mo	CC	70.00%	13.25%	6.625%	3/28/08	9/25/07	06738GSX9
6mo	CELG	75.00%	11.00%	5.500%	3/28/08	9/25/07	06738GSY7
6mo	CHS	70.00%	11.75%	5.875%	3/28/08	9/25/07	06738GSZ4
6mo	CIEN	70.00%	13.25%	6.625%	3/28/08	9/25/07	06738GTA8
6mo	CMCSA	80.00%	9.50%	4.750%	3/28/08	9/25/07	06738GTB6

6mo	COH	80.00%	11.25%	5.625%	3/28/08	9/25/07	06738GTC4
6mo	COP	85.00%	11.25%	5.625%	3/28/08	9/25/07	06738GTD2
6mo	CWTR	70.00%	18.00%	9.000%	3/28/08	9/25/07	06738GTE0
6mo	DO	80.00%	12.00%	6.000%	3/28/08	9/25/07	06738GTF7
6mo	ENER	70.00%	17.50%	8.750%	3/28/08	9/25/07	06738GTG5
6mo	FTO	75.00%	16.00%	8.000%	3/28/08	9/25/07	06738GTH3
6mo	GLBL	75.00%	15.25%	7.625%	3/28/08	9/25/07	06738GTJ9
6mo	GRP	75.00%	14.25%	7.125%	3/28/08	9/25/07	06738GTK6
6mo	HD	80.00%	10.50%	5.250%	3/28/08	9/25/07	06738GTL4
6mo	INTC	80.00%	10.00%	5.000%	3/28/08	9/25/07	06738GTM2
6mo	JPM	80.00%	12.40%	6.200%	3/28/08	9/25/07	06738GTN0
6mo	LOW	80.00%	9.25%	4.625%	3/28/08	9/25/07	06738GTP5
6mo	MCO	70.00%	14.50%	7.250%	3/28/08	9/25/07	06738GTQ3
6mo	MER	75.00%	11.75%	5.875%	3/28/08	9/25/07	06738GTR1
6mo	MU	75.00%	12.25%	6.125%	3/28/08	9/25/07	06738GTS9
6mo	NBR	80.00%	10.25%	5.125%	3/28/08	9/25/07	06738GTT7
6mo	NFLX	75.00%	16.25%	8.125%	3/28/08	9/25/07	06738GTU4
6mo	NTRI	70.00%	18.00%	9.000%	3/28/08	9/25/07	06738GTV2
6mo	QCOM	75.00%	11.50%	5.750%	3/28/08	9/25/07	06738GTW0
6mo	SKS	75.00%	11.25%	5.625%	3/28/08	9/25/07	06738GTX8
6mo	SLB	80.00%	12.50%	6.250%	3/28/08	9/25/07	06738GTY6
6mo	SNDK	80.00%	18.25%	9.125%	3/28/08	9/25/07	06738GTZ3
6mo	TLAB	75.00%	10.25%	5.125%	3/28/08	9/25/07	06738GUA6
6mo	WM	70.00%	16.00%	8.000%	3/28/08	9/25/07	06738GUC2
6mo	XOM	85.00%	10.50%	5.250%	3/28/08	9/25/07	06738GUD0

6 months

Tenor	Ticker	Protection Level **	Annualized Coupon	Actual Coupon	Maturity	Trade date	Cusip	Terms *
1YR	CSCO	80.00%	10.25%	10.250%	9/26/08	9/25/07	06738GUF5
1YR	DPTR	70.00%	18.50%	18.500%	9/26/08	9/25/07	06738GUG3
1YR	GLW	75.00%	11.60%	11.600%	9/26/08	9/25/07	06738GUH1
1YR	NYX	75.00%	12.00%	12.000%	9/26/08	9/25/07	06738GUJ7

*	The attached PDF’s contain the free writing prospectus, pricing supplement, prospectus supplement and prospectus for the applicable structured product highlighted above.

DISCLAIMER: Reverse convertible notes are a type of structured product that may not be suitable or appropriate for all investors. Your investment in reverse convertible notes will involve certain risks that are not associated with an investment in conventional debt instruments. Before investing in any product on this website, you should carefully consider, with your advisors (including investment, legal, tax, accounting and other advisors) the suitability of the product in light of your investment objectives and the specific information set forth in the applicable free writing prospectus, prospectus supplement and the prospectus for the structured product that have been filed by Barclays Bank PLC. These documents are made available to you on this web site (see the scanned file for each structured product entitled “TERMS”) and you may also access these documents for free by visiting EDGAR on the U.S. Securities and Exchange Commission’s website at www.sec.gov. We urge you to review these documents carefully, especially the risk factors set forth in each of these documents.

**	Please see the applicable free writing prospectus, prospectus supplement and the prospectus for each structured product that have been filed by Barclays Bank PLC for an explanation of the Protection Level.